File No. 70-9153



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                             TO FORM U-1 APPLICATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
--------------------------------------------------------------------------------

National Fuel Gas Company             NFR Power, Inc.
10 Lafayette Square                   165 Lawrence Bell Drive, Suite 120
Buffalo, New York 14203               Williamsville, New York 14221

Seneca Resources Corporation          National Fuel Gas Distribution Corporation
1201 Louisiana Street, Suite 400      10 Lafayette Square
Houston, Texas  77002                 Buffalo, New York 14203

National Fuel Resources, Inc.         National Fuel Gas Supply Corporation
165 Lawrence Bell Drive, Suite 120    10 Lafayette Square
Williamsville, New York 14221         Buffalo, New York 14203

Horizon Energy Development, Inc.      Highland Land & Minerals, Inc.
10 Lafayette Square                   10 Lafayette Square
Buffalo, New York 14203               Buffalo, New York 14203

Data-Track Account Services, Inc.     Leidy Hub, Inc.
10 Lafayette Square                   10 Lafayette Square
Buffalo, New York 14203               Buffalo, New York 14203

Seneca Independence Pipeline Company  Niagara Independence Marketing Company
10 Lafayette Square                   1201 Louisiana Street, Suite 400
Buffalo, New York 14203               Houston, Texas  77002

Upstate Energy Inc.
1201 Louisiana Street, Suite 400
Houston, Texas  77002

                    (Names of companies filing this statement
                  and addresses of principal executive offices)
--------------------------------------------------------------------------------

                            NATIONAL FUEL GAS COMPANY
                    (Name of top registered holding company)
--------------------------------------------------------------------------------

                                 J. R. Peterson,
                               Assistant Secretary
                            National Fuel Gas Company
                                   Suite 1500
                               10 Lafayette Square
                             Buffalo, New York 14203

              (Names and addresses of agent for service of process)

             It is requested that the Commission send copies of all
                     notices, orders and communications to:

                               Mark D. Buri, Esq.
                            National Fuel Gas Company
                                   Suite 1500
                               10 Lafayette Square
                             Buffalo, New York 14203

         The Post-Effective Amendment No. 1 heretofore filed in this proceeding on September 10, 1999 as amended by the Amendment No. 1 to Post-Effective Amendment No. 1 (i.e., Post Effective Amendment No. 2) filed on October 22, 1999 is hereby further amended and restated in its entirety to read as follows:

Item 1.  Description of Proposed Transaction
--------------------------------------------

         Introduction
         ------------

         National Fuel Gas Company ("National") is a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "Act"). National is engaged in the business of owning all of the outstanding stock of its direct subsidiary corporations. These subsidiaries are engaged primarily in natural gas exploration, production, transmission, storage, distribution and marketing as well as other related activities.

         NFR Power, Inc. ("Power"), a New York corporation, is a recently-capitalized subsidiary of National and, as a result of determination of the Federal Energy Regulatory Commission dated March 29, 1996 (Docket No. EG96-47-000), is an exempt wholesale generator as defined in Section 32(a)(1) of the Act.

         Pursuant its order of March 20, 1998 (HCAR No. 26847) ("Original Order"), the Securities and Exchange Commission ("Commission") authorized, among other things, National and twelve subsidiaries of National to engage in a money pool arrangement ("Money Pool") through December 31, 2002 ("Authorizing Period"). The Original Order also authorized National to "guarantee securities of, and provide other forms of credit support with respect to obligations of, [twelve subsidiaries of National] as may be necessary or appropriate for the ordinary business operations of such subsidiaries in a maximum amount not to exceed $2 billion at any one time during the Authorization Period" ("Guaranty Authority").

         Requested Authority
         -------------------

         National, Power and the current subsidiary participants in the Money Pool (i.e., National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, Seneca Resources Corporation, Highland Land & Minerals, Inc. (for itself and as successor by merger to Utility Constructors, Inc.), Leidy Hub, Inc., Data-Track Account Services, Inc., Horizon Energy Development, Inc., National Fuel Resources, Inc., Upstate Energy Inc. (formerly known as Niagara Energy Trading, Inc.), Niagara Independence Marketing Company and Seneca Independence Marketing Company) now request that Power be authorized to become a limited participant in the Money Pool. In particular, Power's participation would be limited to depositing surplus funds that it may from time to time possess into the Money Pool and withdrawing its own funds as needed. In addition, Power's participation would be subject to the terms and conditions for Money Pool participation contained in the Original Order and the Application-Declaration related thereto as amended.

         National also now requests authority to guarantee securities of power and to provide other forms of credit support with respect to obligations of Power as may be necessary or appropriate to enable Power to carry on in the ordinary course of its business. Such guarantees and credit support to Power shall be subject to the limitations of Rule 53 and shall comply with the terms and conditions of the Guaranty Authority contained in the Original Order and the Application-Declaration related thereto as amended.

Item 2.  Fees, Commissions and Expenses.
----------------------------------------

         It is estimated at this time that the fees, commissions and expenses to be incurred in connection with this post-effective amendment will not exceed $1,000 in miscellaneous expenses.

Item 3.  Applicable Statutory Provisions.
-----------------------------------------

         Money Pool transactions are subject to Sections 6, 7, 9, 10 and 12(b) and (f) of the Act and Rule 45 thereunder.

         The issuance by National of a guarantee is subject to Sections 6, 7 and 12(b) of the Act and Rule 45 thereunder. In addition, the issuance by National of a guarantee for the benefit of an EWG is subject to Section 32 of the Act.

         If the Commission considers the actions described herein to require any authorization, approval or exemption under any section of the Act or any provision of the rules or regulations thereunder other than those specifically referred to herein, such authorization, approval or exemption is hereby requested.

         Rule 54 provides that, in determining whether to approve any transaction by a registered holding company that is unrelated to any "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any EWG or FUCO on the holding company system if the requirements of Rule 53(a),
(b) and (c) are met. National is currently in compliance with all requirements of Rule 53(a). Specifically, National's "aggregate investment" (as defined in Rule 53(a)(1)) in all EWGs and FUCOs is currently approximately $141.0 million, or 28.9% of National's "consolidated retained earnings" (also as defined in Rule 53(a)(1)) as of December 31, 1999 ($487.5 million). National is in compliance with and will continue to comply with the requirements of Rule 53(a)(2), (a)(3) and (a)(4). Further, none of the conditions or circumstances described in Rule 53(b) has occurred or is continuing. Accordingly, Rule 53(c) is by its terms inapplicable.

Item 4.  Regulatory Approval.
-----------------------------

         No federal agency, other than the Commission, and no state agency has jurisdiction over this proposal.

Item 5.  Procedure.
-------------------

         The applicants respectfully request that an order be issued approving this post-effective amendment as soon as practicable but in no event later than April 3, 2000.

         It is submitted that a recommended decision by a hearing or other responsible officer of the Commission is not needed with respect to this proposal. The office of the Division of Investment Management Office of Public Utility Regulation may assist in the preparation of the Commission's decision. There should be no waiting period between the issuance of the Commission's order and the date on which it is to become effective.

Item 6.  Exhibits and Financial Statements.
-------------------------------------------

         The following are made part of this post-effective amendment:

                  Exhibits
                  --------

                  B Tentative Draft of Addendum to National Fuel Money Pool Agreement (attached)

                  F        Opinion of Counsel (attached)

                  Financial Statements
                  --------------------

                  Financial statements of the applicants are deemed unnecessary with respect to the proposed authorization sought herein due to the simple nature of this post-effective amendment. However, financial statements will be furnished to the Commission upon request.

Item 7.  Information as to Environmental Effects.
-------------------------------------------------

         This  proposal   does  not  involve  major  federal   action  having  a
significant effect on the human environment. No federal agency has prepared or is preparing any environmental impact statement with respect to this proposal.

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Dated:  March 13, 2000

                                        NATIONAL FUEL GAS COMPANY


                                        By  /s/ P. C. Ackerman
                                          --------------------------------------
                                        P. C. Ackerman, President


                                        NFR POWER, INC.


                                        By  /s/ R. J. Kreppel
                                          --------------------------------------
                                          R. J. Kreppel, President


                                        NATIONAL FUEL GAS DISTRIBUTION
                                        CORPORATION


                                        By  /s/ D. F. Smith
                                          --------------------------------------
                                          D. F. Smith, President


                                        NATIONAL FUEL GAS SUPPLY
                                        CORPORATION


                                        By  /s/ R. Hare
                                          --------------------------------------
                                          R. Hare, President


                                        SENECA RESOURCES CORPORATION


                                        By  /s/ J. A. Beck
                                          --------------------------------------
                                          J. A. Beck, President

                                        HIGHLAND LAND & MINERALS, INC.


                                        By  /s/ J. A. Beck
                                          --------------------------------------
                                          J. A. Beck, President


                                        LEIDY HUB, INC.


                                        By  /s/ W. E. DeForest
                                          --------------------------------------
                                          W. E. DeForest, President


                                        DATA-TRACK ACCOUNT SERVICES, INC.


                                        By  /s/ P. C. Ackerman
                                          --------------------------------------
                                          P. C. Ackerman, President


                                        HORIZON ENERGY DEVELOPMENT, INC.


                                        By  /s/ P. C. Ackerman
                                          --------------------------------------
                                          P. C. Ackerman, President


                                        NATIONAL FUEL RESOURCES, INC.


                                        By  /s/ R. J. Kreppel
                                          --------------------------------------
                                          R. J. Kreppel, President


                                        UPSTATE ENERGY INC.
                                        (f/k/a NIAGARA ENERGY TRADING, INC.)


                                        By  /s/ J. A. Beck
                                          --------------------------------------
                                          J. A. Beck, President

                                        NIAGARA INDEPENDENCE MARKETING
                                        COMPANY


                                        By  /s/ J. A. Beck
                                          --------------------------------------
                                          J. A. Beck, President


                                        SENECA INDEPENDENCE PIPELINE COMPANY


                                        By:  /s/ D. J. Seeley
                                           -------------------------------------
                                           D. J. Seeley, President